EXHIBIT 16.1

Tropical Racing, Inc.

Announces Closing Date For its Current Regulation A, Tier 2 Offering

Versailles, Kentucky, March 2, 2022 – Tropical Racing, Inc, (“Tropical Racing,” “We”, the “Company”), a thoroughbred horse breeding and racing company, has announced a closing date of March 9, 2022, for its current Regulation A (“Reg A”), Tier 2 offering.

In 2019, Tropical Racing embarked to be more than a thoroughbred syndicate racing company. We expanded our operations from Florida into Kentucky and leased with the option to buy 200 acres of prime thoroughbred breeding and racing farmland in Versailles, Kentucky with neighbors that are the elite breeding farms in the United States. In 2019, when we arrived in Kentucky, we had two broodmares and a few racehorses. Now in 2022, Tropical Racing owns the farm outright, and we currently own 22 Broodmares and over 75 horses in total progressing towards our short-term goal of 150 thoroughbred horses.

Over the last year management believes we have made great strides expanding the Company’s foothold in the thoroughbred industry increasing potential revenue streams and asset bases in technology by acquiring an ownership interest in a Web 3.0 (metaverse) in a Play to Earn game called the Game of Silks. Through our multifaceted investment strategy in all aspects of the thoroughbred industry, Tropical Racing became a lead investor in Game of Silks – a pioneer derivative gaming platform that intends to leverage a blockchain-enabled metaverse to parallel the real world of thoroughbred horse racing. The Silks metaverse will be powered by a play-to-earn (P2E) gaming economy where anyone can experience the thrill of owning racehorses and horse farms, while reaping valuable tokens through skilled gameplay and contributions to the ecosystem. The Silks community is expected to have the ability to acquire, collect, trade, and interact with digital assets that represent actual thoroughbred racehorses in the real world. We also anticipate expanding into a Bloodstock division in the coming months which should provide us the opportunity to turn over inventory quicker and pinhook many horses through the partnership with consignors in major sales.

In March 2021, our Reg A, Tier 2 offering was qualified by the United States Securities and Exchange Commission. The Company commenced selling efforts in the offering in May 2021. The Company intends to update and requalify its Reg A Offering Statement which means the Company will halt sales in the offering on March 10, 2022, until the SEC requalifies our Offering Statement.

We are pleased with our milestones and progress during the last calendar year. We look forward to keeping all of our shareholders and followers updated with the most recent news, including disclosures to be provided in our annual report on Form 1-K to be filed in April 2022.

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About Regulation A

In the United States under the Securities Act of 1933, any offer to sell securities must either be registered with the United States Securities and Exchange Commission (SEC) or meet certain qualifications to exempt it from such registration. Regulation A (“Reg A”) contains rules providing exemptions from the registration requirements, allowing some companies to use public solicitations to offer and sell their securities without having to register the securities with the SEC. Regulation A offerings are intended to make access to capital possible for small and medium-sized companies and to allow non-accredited investors to participate in the offering. The regulation is found under Title 17 of the Code of Federal Regulations, chapter 2, part 230.

About Tropical Racing, Inc.

Tropical Racing is a thoroughbred horse breeding and racing company that operates its business primarily through three functions: 1) horse ownership syndication; 2) horse training, breeding, and racing; 3) and pinhooking of young thoroughbred livestock. The Company has one active wholly-owned subsidiary - Circle 8 Ranch Corp. - a corporation organized under the State of Florida on or about March 9, 2019. Tropical Racing, Inc. was incorporated on March 31, 2017 in the State of Florida and was authorized to do business in the State of Kentucky on February 19, 2019. The Company’s principal office is located at 1740 Grassy Springs Road, Versailles, Kentucky 40383. The Company’s telephone number is +1 (561) 513-8767.

To the extent statements contained in this news release are not descriptions of historical facts regarding Tropical Racing, Inc. they should be considered “forward-looking statements,” as described in the private securities litigation reform act of 1995, that reflect management’s current beliefs and expectations. You can identify forward-looking statements by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “goal,” “hope,” “hypothesis,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “strategy,” “will,” “would,” or the negative of those terms, and similar expressions that convey uncertainty of future events or outcomes. Forward-looking statements contained in this news release include, but are not limited to, statements regarding: (i) the success and timing of our business activities; (ii) our ability to meet our milestones; (iii) our ability to select, purchase and train thoroughbred assets with profit-yielding potential; and (iv) the future success of our investments including in Game of Silks. Forward-looking statements are subject to known and unknown factors, risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements. Undue reliance should not be placed on forward-looking statements. We undertake no obligation to update any forward-looking statements.

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